UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): DECEMBER 14, 2010

IRS Employer
Commission	Registrant; State of Incorporation;	Identification
File Number	Address; and Telephone Number	Number

1-13739	UNISOURCE ENERGY CORPORATION	86-0786732
(An Arizona Corporation)
One South Church Avenue, Suite 100
Tucson, AZ 85701
(520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation)
One South Church Avenue, Suite 100
Tucson, AZ 85701
(520) 571-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	— Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 14, 2010, the Coconino County, Arizona Pollution Control Corporation (the “PCC”) issued and sold in a public offering for the benefit of Tucson Electric Power Company (“TEP”) $36,700,000 aggregate principal amount of tax-exempt pollution control revenue bonds (the “Bonds”). The Bonds were issued under the Indenture of Trust, dated as of December 1, 2010 (the “Indenture”), between the PCC and U.S. Bank Trust National Association, as Trustee (the “Trustee”). The PCC has loaned the proceeds of the Bonds to TEP pursuant to a Loan Agreement, dated as of December 1, 2010 (the “Loan Agreement”), between TEP and the PCC. Pursuant to the Loan Agreement, TEP is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal of and interest on the Bonds to the extent such payments are not made pursuant to the Letter of Credit (as defined below).
The proceeds of the sale of the Bonds will be applied to redeem, on December 30, 2010, a corresponding principal amount of bonds previously issued by the PCC for TEP’s benefit.
The Bonds accrue interest at the Weekly Rate from the date of original issuance unless and until the interest rate mode is converted to another permitted interest rate mode. The Bonds will be subject to optional, extraordinary optional and mandatory redemption prior to maturity, and to optional and mandatory tender for purchase and remarketing in certain circumstances, all as described in the Indenture.
Concurrently with, and as a condition to, the issuance of the Bonds, TEP caused to be delivered to the Trustee a direct-pay irrevocable letter of credit issued by JPMorgan Chase Bank, N.A., in the amount of $37,152,465.75 (the “Letter of Credit”). The Letter of Credit was issued pursuant to a Reimbursement Agreement (the “Reimbursement Agreement”), dated as of December 14, 2010, among TEP, as Borrower, the financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent and letter of credit issuing bank.
The Trustee is entitled to draw upon the Letter of Credit to enable the Trustee to pay principal, interest and purchase price of the Bonds. The Letter of Credit will expire on December 14, 2014, unless terminated earlier or extended in accordance with its terms. TEP’s obligations under the Reimbursement Agreement are secured by $37,153,000 of mortgage bonds issued pursuant to the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, as amended and supplemented, between TEP and The Bank of New York Mellon, as successor trustee.
The Reimbursement Agreement contains a number of covenants which restricts TEP and its subsidiaries, including restrictions on liens, mergers and sale of assets. The Reimbursement Agreement also requires TEP not to exceed a maximum leverage ratio. Under the terms of the Reimbursement Agreement, TEP may pay dividends to UniSource Energy so long as it maintains compliance with the agreement.
Events of default under the Reimbursement Agreement include the failure to make payments required thereunder or to comply with the covenants contained therein, change in control, as defined, or certain bankruptcy events with respect to TEP or certain subsidiaries. In addition, an event of default under the Reimbursement Agreement would include the failure of TEP or certain subsidiaries to make required payments on indebtedness in excess of $30 million or the events giving the holders of such indebtedness the right to require repayment of such indebtedness.
The occurrence and continuance of an event of default under the Reimbursement Agreement may, among other remedies, entitle the Letter of Credit issuer to notify the Trustee of such event of default and effect a mandatory purchase of the Bonds.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Reimbursement Agreement, Indenture and Loan Agreement.

Item 9.01	- Financial Statements and Exhibits.
(d) Exhibits

4	(a)
Reimbursement Agreement, dated as of December 14, 2010, among TEP, as Borrower, the financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank.

4	(b)	Supplemental Indenture No. 12, dated as of December 1, 2010, between TEP and The Bank of New York Mellon, creating a series of bonds designated as First Mortgage Bonds, Collateral Series J.
4	(c)
Indenture of Trust, dated as of December 1, 2010, between the Coconino County, Arizona Pollution Control Corporation and U.S. Bank Trust National Association authorizing Industrial Development Revenue Bonds, 2010 Series A (Tucson Electric Power Company Navajo Project).

4	(d)
Loan Agreement, dated as of December 1, 2010, between the Coconino County, Arizona Pollution Control Corporation and TEP relating to Pollution Control Revenue Bonds, 2010 Series A (Tucson Electric Power Company Navajo Project).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 17, 2010	UNISOURCE ENERGY CORPORATION (Registrant)
/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer

Date: December 17, 2010	TUCSON ELECTRIC POWER COMPANY (Registrant)
/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer